FOR IMMEDIATE RELEASE

OSAGE BANCSHARES, INC.

  ANNOUNCES EARNINGS AND

QUARTERLY DIVIDEND

January 28, 2010

Pawhuska, OK

Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (NASDAQ: OSBK) and its subsidiary Osage Federal Bank, today announced that the Company recorded net income for the three months ended December 31, 2009 of $205,000 ($.08 per diluted share), compared to a net loss of $(915,000), ($(.35) per diluted share) in the same period of 2008. During the quarter ended December 31, 2009, the Company recorded a pre- tax charge of $100,000 ($(.02) per diluted share) on the other-than-temporary impairment (OTTI) related to estimated credit losses on two held-to-maturity private label securities. Given the significant uncertainty and illiquidity in the markets for such securities, the Company cannot be certain that future impairment charges will not be required against these securities, which had a combined market value of $1.6 million at December 31, 2009.

In 2008, the Company recorded a pre- and post-tax charge of $1.2 million ($(.45) per diluted share) during the quarter on the OTTI of its investment in the AMF Ultra-Short Mortgage Fund (the Fund).

The annualized return on assets for the quarter was 0.51%, with an annualized return on equity of 3.12%, compared to (2.35)% and (13.13)%, respectively, for the quarter ended December 31, 2008. Excluding the OTTI charges for each period, net income would have been $267,000 and $250,000 for the quarters ended December 31, 2009 and 2008, respectively, with an annualized return on assets of 0.66% and 0.64%, respectively, and annualized return on equity of 4.06% and 3.60%, respectively.

Net interest income for the quarter ended December 31, 2009 was $1.2 million, which was flat with the same period in 2008. Yields on average loans are down slightly, while rates on deposits have fallen substantially. Yields on short-term earning assets and investments are down, which reflects the low short-term rate environment. Our interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, increased to 2.66% from 2.64% in the prior year quarter. There was no provision for loan losses during the current quarter, compared to a $25,000 provision in the prior year quarter. Noninterest income for the quarter ended December 31, 2009 was $286,000, a $74,000, or 35.1%, increase from the quarter ended December 31, 2008. This increase was primarily due to an increase in service charges and gains on loan sales, which increased $29,000 and $24,000 over the prior year quarter, respectively. Most of the service charge increase is attributable to a fee increase implemented in May 2009. Gains on loan sales reflect higher volumes of loans sold into the secondary market. Noninterest expense for the quarter ended December 31, 2009 was $1.2 million, compared to $2.2 million in the prior year quarter. Excluding the OTTI charge in both quarters, noninterest expense was $1.1 million and $1.0 million, respectively. This $40,000, or 3.8%, increase from the prior year quarter is due primarily to increases in losses on checking accounts, higher loan origination expenses, and increased FDIC insurance and data processing expense. During the same period, salaries and benefits, advertising, and supplies expense decreased. Salaries and benefits expense reflects lower employee health insurance costs, as well as the completion of vesting of awards under 2004 stock incentive plans.

Income taxes were $111,000 for the quarter ended December 31, 2009, a decrease of $1,000 from the same period last year. No tax benefit of the OTTI was recognized in the prior year quarter. Pretax income for the quarter ended December 31, 2009 was $416,000, compared to $363,000 in the same period last year (excluding the OTTI charges in both quarters). Our effective tax rate has increased, reflecting higher state income tax estimates.

Net income for the six months ended December 31, 2009 was $478,000 ($.19 per diluted share), compared to a net loss of $(1.7) million ($(.64) per diluted share), in the same period of 2008. During the period ended December 31, 2009, the Company recorded a pre- tax charge of $100,000 ($(.02) per diluted share) on the OTTI related to estimated credit losses on two held-to-maturity private label securities. In 2008, the Company recorded a pre- and post-tax charge of $2.2 million ($(.82) per diluted share) during the period on the other-than-temporary impairment (OTTI) of its investment in the AMF Ultra-Short Mortgage Fund (the Fund). The return on assets for the current period was .59% (.67% excluding the OTTI charge), compared to (2.23)%, (.66% excluding the OTTI charge) in the previous period. Return on equity for the current period was 3.65% (4.12% excluding the OTTI charge), compared to (11.91)% (3.53% excluding the OTTI charge) in the previous period.

Net interest income for the six months ended December 31, 2009 was $2.4 million, a decrease of $99,000 from the same period last year. This decrease reflects lower average loan balances, with slightly lower loan yields. During the same period, average deposit balances have increased, while corresponding rates have dropped significantly. Our interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, decreased to 2.59% from 2.65% between the two periods. There was no provision for loan losses during the current period, compared to a $25,000 provision in the prior year period. Noninterest income for the period ended December 31, 2009 was $563,000, a $143,000, or 34.0%, increase from the period ended December 31, 2008. This increase was primarily due to an increase in service charges and gains on loan sales, which increased $51,000 and $50,000 over the previous period, respectively. Most of the service charge increase is attributable to a fee increase implemented in May 2009. Gains on loan sales reflect higher volumes of loans sold into the secondary market. Noninterest expense for the period ended December 31, 2009 was $2.2 million, compared to $4.4 million in the prior year period. Excluding the OTTI charge in both periods, noninterest expense was flat, at $2.1 million in each period. FDIC insurance increased $36,000, which reflects higher deposit balances and assessment rates. There were increases in loan origination expenses, losses on checking accounts and data processing expense. During the same period, occupancy expense, SEC-related expenses, advertising, and supplies expense decreased.

Income taxes were $255,000 for the period ended December 31, 2009, a decrease of $2,000 from the same period last year. No tax benefit of the OTTI was recognized in the prior year period. Pretax income for the period ended December 31, 2009 was $833,000, compared to $771,000 in the same period last year (excluding the OTTI charges in both periods). Our effective tax rate has increased slightly, reflecting higher state income tax estimates.

Total assets increased $2.6 million from June 30, 2009, and as of December 31, 2009 were $160.9 million, reflecting an increase in held-to-maturity securities and loans, partially offset by a decrease in cash and cash equivalents.

Loans receivable totaled $103.6 million as of December 31, 2009, an increase of $3.0 million from June 30, 2009. The increase was principally due to the funding of two large nonresidential loans totaling $3.9 million. The Company’s asset quality ratios remain strong. Non-performing loans were .14% of total loans at December 31, 2009, compared to .28% as of December 31, 2008. The allowance for loan losses at December 31, 2009 was $480,000, and represented .46% of total loans. Net recoveries for the six months ended December 31, 2009 were $17,000 compared to net charge-offs of $5,000 in 2008. Total investment securities totaled $39.9 million, an increase of $5.7 million, or 16.7%, from June 30, 2009. We purchased $7.0 million of agency mortgage-backed securities and $2.9 million of municipal securities during the current year. Deposits increased by $1.5 million, or 1.3%, from June 30, 2009 to $111.1 million as of December 31, 2009, due to growth in certificates of deposit. Federal Home Loan Bank advances totaled $22.8 million, increasing $2.1 million from June 30, 2009. Osage Federal Bank engaged in a matched funding advance against one of the new nonresidential loans, to mitigate interest rate risk on the loan.

Stockholders’ equity decreased $225,000 from June 30, 2009 to $24.6 million as of December 31, 2009. This decrease in stockholders’ equity was primarily due to dividends paid (net of restricted stock dividends) of $458,000 and the recognition through other comprehensive income of non-credit related unrealized losses on the two private label securities. The Company’s intention is to hold these two securities until maturity. The difference in market value and adjusted book value (after OTTI related to credit losses) on these two securities, net of taxes, is recorded as other comprehensive income, and is a component of stockholders’ equity. These unrealized losses were partially offset by unrealized gains in available-for-sale securities. In addition, stock repurchases under the Company’s previously announced buyback plan lowered stockholders’ equity by $157,000. These changes were partially offset by net income of $478,000.

The Company also announced that its Board of Directors had declared its thirteenth quarterly cash dividend of $.085 per share, payable February 23, 2010 to stockholders of record as of February 9, 2010. It is the Board of Directors’ current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

Osage Bancshares, Inc., through its subsidiary Osage Federal Bank, operates three offices and three automated teller machines in Osage and Washington Counties, Oklahoma. The Company’s stock is traded on the NASDAQ Global Market under the symbol OSBK.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Sue A. Smith
Vice President and Chief Financial Officer
OSAGE BANCSHARES, INC.
918-333-8300

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